PROS. Investor Relations Fact Sheet Q4 2019

PROS Holdings, Inc. (NYSE: PRO) provides **AI powered solutions that optimize commerce in the digital economy.** PROS solutions bring intelligence to commerce by providing companies with predictive and prescriptive guidance that enables them to dynamically price, configure and sell their products and services across all channels with speed, precision and consistency. Our customers, who are leaders in their markets, benefit from **decades of data science expertise** infused into our industry solutions.
To learn more, visit **www.pros.com.**

Market Opportunity

With the rise of **digital commerce**, consumers have been trained to expect a more **dynamic buying experience** - they want to buy what they want, when they want, and they want to be able to move seamlessly across channels.

The need for PROS AI solutions is more acute than ever as companies grapple with how to meet the real-time needs of today's consumer. Our **algorithmic approach** to generating personalized, dynamic offers, prices and experiences that buyers can access across our customers' direct sales, online, mobile and partner channels, is **helping companies across industries rethink how they sell in the digital economy**.

This market environment creates the backdrop for the **$30 billion estimated TAM** that we see in front of us. We focus our go-to-market efforts on a subset of strategic industries and geographies in which we have a proven track record of success, which narrows our target market to $9 billion. These strategic industries are automotive and industrial; B2B services; cargo, freight and logistics; chemicals and energy; food and consumables; healthcare; technology and travel. We believe that our market is highly underpenetrated and that we are well positioned to capture it.

FY 2019 and Q4 2019 Earnings Recap

(Refer to Appendix for GAAP to Non-GAAP reconciliation)

$mm	Q4 2019	Q4 2018	YoY Change	FY 2019	FY 2018	YoY Change
Total Revenue	$66.2	$52.6	26%	$250.3	$197.0	27%
Subscription Revenue	$40.2	$28.3	42%	$141.2	$95.2	48%
Adjusted EBITDA	$(4.6)	$(2.0)	$(2.6)	$(13.2)	$(19.0)	$5.9
Free Cash Flow	$11.0	$14.1	$(3.1)	$(0.9)	$(0.5)	$(0.4)

Efficient Expansion

Recurring Revenue Growth

25%
YoY Increase in Recurring Revenue
FY 2019 vs. FY 2018

Compounded by Margin Improvement

550+ bps
Improvement in non-GAAP Subscription Gross Margin
FY 2019 vs FY 2018
(734 bps improvement in GAAP Subscription GM)

Our vision is to be the leading AI platform powering commerce in the digital economy across all the industries that we serve

Copyright © 2020 | PROS Holdings, Inc. | 3100 Main Street, Suite 900, Houston, TX 77002 | www.pros.com
PROS.

Investor Relations Fact Sheet Q4 2019

Transition to the Cloud

We embarked upon a "cloud first" strategy in May 2015 and rapidly transformed how we create, sell and deliver our AI solutions. Today, **we are a SaaS business**. In 2019, 99% of our total bookings were cloud, which led us to increase our recurring revenue as a percent of total revenue from 54% in 2015 to 80% in 2019.


Annual Recurring Revenue
22% CAGR
122
161
189
220
2016
2017
2018
2019


Subscription Revenue
48% CAGR
38
61
95
141
2016
2017
2018
2019

48%
2019 Subscription Revenue YoY Growth

93%+
2019 Customer Gross Revenue Retention Rate

~1.7T
Transactions processed in 2019

$30B+
Total Estimated Addressable Market

80%
2019 Recurring Revenue as a % of Total Revenue

$250MM+
2019 Total Revenue

PROS AI Solutions

Our AI solutions make it possible for companies to **provide fast, frictionless and personalized buying experiences** for their customers. The data science and AI embedded in our solutions provide our customers with predictive and prescriptive guidance on key business decisions that drive improved growth and profitability, including offer optimization, product mix optimization, demand forecasting, price optimization, product configuration recommendations, cross-sell and upsell recommendations, attrition detection and willingness to pay.

Our software operates in large and complex information technology environments. **Our high-performance software architecture supports real-time, high-volume transaction processing** and handles requirements of global enterprise customers who may need sub-second response times. We provide standardized configurations of our software based on the industries we serve and offer professional services to configure these solutions to meet the specific needs of each customer.

Included in this Fact Sheet are forward-looking statements including, but not limited to, those related to total addressable market and other financial projections. These predictions, estimates, and other forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied in this Fact Sheet. We refer you to the documents we file with the Securities and Exchange Commission, which identify and discuss important factors that could cause actual results to differ materially from those discussed in these forward-looking statements. All statements included in these materials are based upon information known as of the date hereof, and PROS Holdings assumes no obligation to update any such statements, except as required by law. This Fact Sheet includes certain supplemental non-GAAP financial measures, that we believe are useful to investors as useful tools for assessing the comparability between periods as well as company by company. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, our financial information and results prepared in accordance with U.S. GAAP included in our periodic filings made with the SEC.

Copyright © 2020 | PROS Holdings, Inc. | 3100 Main Street, Suite 900, Houston, TX 77002 | www.pros.com

PROS. Investor Relations Fact Sheet Q4 2019

APPENDIX

PROS Holdings, Inc.

Supplemental Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,	
	2019	2018	2019	2018
Adjusted EBITDA				
GAAP Loss from Operations	$ (15,071)	$ (9,609)	$ (53,338)	$ (49,215)
Acquisition-related expenses	254	—	502	95
Amortization of acquisition-related intangibles	1,398	1,694	5,831	7,396
New headquarters noncash rent expense	555	185	2,218	185
Debt extinguishment fees	—	—	319	—
Share-based compensation	6,446	5,098	24,680	21,453
Depreciation and other amortization	2,208	1,576	8,039	5,659
Capitalized internal-use software development costs	(415)	(927)	(1,436)	(4,613)
Adjusted EBITDA	$ (4,625)	$ (1,983)	$ (13,185)	$ (19,040)
Free Cash Flow				
Net cash provided by operating activities	$ 12,852	$ 15,188	$ 5,245	$ 5,703
Purchase of property and equipment (excluding new headquarters)	(1,481)	(69)	(4,626)	(1,475)
Purchase of intangible asset	—	(125)	(50)	(125)
Capitalized internal-use software development costs	(415)	(927)	(1,436)	(4,613)
Free Cash Flow	$ 10,956	$ 14,067	$ (867)	$ (510)

Copyright © 2020 | PROS Holdings, Inc. | 3100 Main Street, Suite 900, Houston, TX 77002 | www.pros.com